                                               FILING PURSUANT TO RULE 424(b)(2)
                                            REGISTRATION STATEMENT NO. 333-83195

                             PROSPECTUS SUPPLEMENT
                     (TO PROSPECTUS DATED AUGUST 20, 1999)

                                 592,593 SHARES

                        THE IMMUNE RESPONSE CORPORATION

                                  COMMON STOCK

                               ------------------

    You should read this prospectus supplement and the accompanying prospectus carefully before you invest. Both documents contain information you should consider carefully before making your investment decision.

    INVESTING IN OUR COMMON STOCK INVOLVES RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 2 OF THE PROSPECTUS

                              PLAN OF DISTRIBUTION

    We are offering 592,593 shares of our common stock to Strong River Investments, Inc., an institutional investor, pursuant to this prospectus supplement. The common stock will be purchased at the price of $5.0625 per share. The $5.0625 purchase price reflects the last sale price of our common stock on October 18, 1999 as reported on the Nasdaq National Market.

    We have agreed to issue additional shares of our common stock to the institutional investor, if the average trading price of our common stock over the twenty trading day period following the purchase of our shares by the institutional investor is lower than $5.3856. The institutional investor has agreed to pay us more money if the average trading price of our common stock over the twenty trading day period following the purchase of our shares by the institutional investor is higher than $5.3856. For every day during this twenty trading day period that the average trading price of our stock is below $4 per share, the institutional investor has agreed to return one-twentieth of the shares and we have agreed to return the purchase price of those returned shares.

    In addition, we have agreed to sell to the institutional investor up to an additional $2,500,000 of our common stock. The institutional investor is under no obligation to purchase those shares.

    The institutional investor may be deemed to be an "underwriter" within the meaning of the Securities Act of 1933.

    We will pay the institutional investor $25,000 to cover its out of pocket expenses. We will not pay any other compensation in conjunction with the sale of our common stock.

                                USE OF PROCEEDS

    We will use the proceeds of this offering as described in the prospectus. See "Use of Proceeds" beginning on page 9 of our prospectus.

                      WHERE YOU CAN FIND MORE INFORMATION

    The SEC allows us to "incorporate by reference" information that we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus supplement and the accompanying prospectus. We incorporate the documents indicated on page 8 of our prospectus.

                          MARKET FOR OUR COMMON STOCK

    On October 20, 1999 the last reported sale price of our common stock on the Nasdaq National Market was $4.8125 per share. Our common stock is listed on the Nasdaq National Market under the symbol "IMNR." The common stock sold under this prospectus supplement will be listed on the Nasdaq National Market.

    As of October 15, 1999, we had 25,301,711 shares of common stock outstanding.

                                    GENERAL

    You should rely only on the information provided or incorporated by reference in this prospectus supplement and the prospectus. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus supplement is accurate as of any date other than the date on the front of these documents.

    Neither The Securities And Exchange Commission Nor Any State Securities Commission Has Approved Or Disapproved Of The Securities Or Passed Upon The Accuracy Or Adequacy Of This Prospectus. Any Representation To The Contrary Is A Criminal Offense.

    The date of this prospectus supplement is October 21, 1999.

                               TABLE OF CONTENTS

                                                                PAGE
                                                              --------
PROSPECTUS SUPPLEMENT
    Plan of Distribution....................................    S-1
    Use of Proceeds.........................................    S-1
    Where You Can Find More Information.....................    S-2
    Market for Our Common Stock.............................    S-2
    General.................................................    S-2

PROSPECTUS
    Prospectus Summary......................................      1
    Risk Factors............................................      2
    Additional or Updated Risk Factors......................      7
    Special Note Regarding Forward-Looking Information......      8
    Where You Can Find More Information.....................      8
    Use of Proceeds.........................................      9
    Income Tax Considerations...............................      9
    Plan of Distribution....................................      9
    Legal Matters...........................................      9
    Experts.................................................      9

                        THE IMMUNE RESPONSE CORPORATION
                        4,000,000 SHARES OF COMMON STOCK

                             ---------------------

    This prospectus is part of a registration statement we filed with the Securities and Exchange Commission using a "shelf" registration process. This means:

    - We may issue up to 4,000,000 shares of our common stock from time to time.

    - We will circulate a prospectus supplement each time we plan to issue our common stock.

    - The prospectus supplement will inform you about the specific terms of that offering and also may add, update or change information contained in this prospectus.

    - You should read this prospectus and any prospectus supplement carefully before you invest.

    Our common stock is listed on the Nasdaq National Market under the symbol "IMNR." On August 19, 1999, the last reported sale price for our common stock on the Nasdaq National Market was $5.8125 per share.

                            ------------------------

INVESTING IN OUR COMMON STOCK INVOLVES RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 2.

    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR PASSED UPON THE ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                            ------------------------

                 The date of this Prospectus is August 20, 1999

                                  RISK FACTORS

    YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED BELOW BEFORE MAKING AN INVESTMENT DECISION. THE RISKS AND UNCERTAINTIES DESCRIBED BELOW ARE NOT THE ONLY ONES FACING US. ADDITIONAL RISKS AND UNCERTAINTIES NOT PRESENTLY KNOWN TO US OR THAT WE CURRENTLY DEEM IMMATERIAL MAY ALSO IMPAIR OUR BUSINESS.

    IF ANY OF THE FOLLOWING RISKS ACTUALLY OCCUR, OUR BUSINESS COULD BE ADVERSELY AFFECTED. IN THOSE CASES, THE TRADING PRICE OF OUR COMMON STOCK COULD DECLINE, AND YOU MAY LOSE ALL OR PART OF YOUR INVESTMENT.

THE FAILURE TO SUCCESSFULLY DEVELOP AND COMMERCIALIZE PRODUCTS MAY CAUSE US TO
  CEASE OPERATIONS.

    We have not completed the development of any products. A failure to successfully develop and commercialize products may cause us to cease operations. Our potential therapies under development will require significant additional research and development efforts and regulatory approvals prior to potential commercialization.

    The conclusion of the Phase III trial of REMUNE due to lack of efficacy has had a material adverse effect on us. If Agouron Pharmaceuticals, Inc. fails to initiate or successfully complete additional pivotal trials with REMUNE we may have to abandon REMUNE or seek additional funding.

    Our other therapies and technologies are at earlier stages of development than REMUNE. Some of our technologies have not yet been tested in humans. Human testing of potential products based on these technologies may not be permitted by regulatory authorities. Even if human testing is permitted, the products based on these technologies may not be successfully developed or be shown to be safe and efficacious. Potential immune-based therapies based on some of our technologies are at an early stage of clinical testing and may not be shown to be safe or efficacious or ever receive regulatory approval.

    The results of our preclinical studies and clinical trials may not be indicative of future clinical trial results. A commitment of substantial resources to conduct time-consuming research, preclinical studies and clinical trials will be required if we are to develop any products. Delays in planned patient enrollment in our clinical trials may result in increased costs, program delays or both. None of our potential products may prove to be safe and effective in clinical trials. FDA or other regulatory approvals may not be obtained and even if successfully developed and approved, our products may not achieve market acceptance. Any products resulting from our programs are not expected to be successfully developed or commercially available for a number of years, if at all.

    Unacceptable toxicities or side effects may occur at any time in the course of human clinical trials or, if any products are successfully developed and approved for marketing, during commercial use of our products. The appearance of any unacceptable toxicities or side effects could interrupt, limit, delay or abort the development of any of our products or, if previously approved, necessitate their withdrawal from the market.

OUR ADDITIONAL FINANCING REQUIREMENTS AND LIMITED ACCESS TO FINANCING MAY
  ADVERSELY AFFECT OUR ABILITY TO DEVELOP PRODUCTS

    We will need to raise additional funds to conduct research and development, preclinical studies and clinical trials necessary to bring our potential products to market and establish manufacturing and marketing capabilities. A failure to raise additional funds would require us to scale back or eliminate some or all of our research and development programs or license to third parties products or technologies that we would otherwise seek to develop ourselves. We believe that our existing resources, will enable us to maintain our current and planned operations only into early 2000.

    We anticipate that in 1999, the REMUNE clinical trials will continue to represent a significant portion of our overall expenditures. We also anticipate that costs related to the development of REMUNE will decrease in 2000. In particular, we anticipate additional capital improvements of approximately $4 million to be made during 1999 related to increasing the capacity of our manufacturing facility. Other anticipated costs with respect to REMUNE will depend on many factors, in particular the continuation of our collaboration with Agouron Pharmaceuticals, Inc.

    Our future capital requirements will depend on many factors, including:

    - continued scientific progress in our research and development programs,

    - the scope and results of preclinical studies and clinical trials, the time and costs involved in obtaining regulatory approvals,

    - the costs involved in filing, prosecuting and enforcing patent claims,

    - competing technological and market developments,

    - the cost of manufacturing scale-up,

    - effective commercialization activities and arrangements, and

    - other factors not within our control.

    We intend to seek additional funding through public or private financings, arrangements with corporate collaborators or other sources. If funds are acquired through additional collaborations, we will likely be required to relinquish some or all of the rights to products that we may have otherwise developed ourselves. If adequate funds are not available when needed or on terms acceptable to us, we may be required to scale back some or all of our research and development programs or license to third parties products or technologies that we would otherwise seek to develop ourselves.

IF AGOURON PHARMACEUTICALS, INC. TERMINATES ITS COLLABORATION WITH US WE
  MAY HAVE TO ABANDON REMUNE OR SEEK ADDITIONAL FUNDING

    Our binding Letter of Intent with Agouron Pharmaceuticals, Inc. is the primary collaborative agreement that provides us with contract revenue. The termination of our agreement with Agouron might require us to abandon REMUNE or seek additional Funding. Agouron has been acquired by Warner Lambert Company. We do not know which Agouron research products Warner Lambert Company will continue to fund in the future.

WE MAY NOT BE ABLE TO ENTER INTO ADDITIONAL COLLABORATIONS

    We intend to seek additional collaborative arrangements to develop and commercialize our products. We may not be able to negotiate collaborative arrangements on favorable terms, or at all, in the future and our current or future collaborative arrangements may not be successful. This may cause us to abandon some of our products under development.

OUR PATENTS AND PROPRIETARY TECHNOLOGY MAY NOT PROVIDE US WITH ANY BENEFIT AND
  THE PATENTS AND PROPRIETARY TECHNOLOGY OF OTHERS MAY PREVENT US FROM COMMERCIALIZING PRODUCTS

    A failure to obtain meaningful patent protection for our potential products and processes would greatly diminish the value of our potential products and processes.

    In addition, whether or not our patents are issued, or issued with limited coverage, others may receive patents which contain claims applicable to our products. We are aware that a group working with Connetics Corporation has received a United States patent related to autoimmune disease research that covers technology similar to that used by us. We are also aware that AstraZeneca PLC has acquired the rights to a patent, which has been issued in Europe and other countries, that may interfere with our ability to develop some of our technologies related to autoimmune disease if the patent is upheld after current opposition proceedings. These patents, and others that we are not aware of, may adversely affect our ability to develop and commercialize products.

    The patent positions of biotechnology and pharmaceutical companies can be highly uncertain, and involve complex legal and factual questions. Therefore, the breadth of claims allowed in biotechnology and pharmaceutical patents cannot be predicted. We also rely upon unpatented trade secrets and know how, and others may independently develop substantially equivalent trade secrets or know how.

    We also rely on protecting our proprietary technology in part through confidentiality agreements with our corporate collaborators, employees, consultants and certain contractors. These agreements may be breached and we may not have adequate remedies for any breach. In addition, our trade secrets may otherwise become known or independently discovered by our competitors.

    Our products and processes may infringe, or be found to infringe, patents not owned or controlled by us, such as the patent owned by Connetics Corporation and AstraZeneca PLC. If relevant claims of third-party patents are upheld as valid and enforceable, we could be prevented from practicing the subject matter claimed in the patents, or would be required to obtain licenses to redesign our products or processes to avoid infringement. Licenses may not be available at all or on terms commercially reasonable to us and we may not be able to redesign our products or processes to avoid infringement.

    Litigation may be necessary to defend against claims of infringement, to enforce patents issued to us or to protect trade secrets. Litigation could result in substantial costs and diversion of management efforts regardless of the results of the litigation. An adverse result in litigation could subject us to significant liabilities to third parties, require disputed rights to be licensed or require us to cease using some technology.

OUR HISTORY OF OPERATING LOSSES AND OUR EXPECTATIONS OF CONTINUING LOSSES MAY
  HURT OUR ABILITY TO CONTINUE OPERATIONS

    As of March 31, 1999, we had a consolidated accumulated deficit of $172.9 million. We have not generated revenues from the commercialization of any product. We expect to incur substantial net operating losses over the next several years which may imperil our ability to continue operations. We may not be able to generate sufficient product revenue to become profitable at all or on a sustained basis.

THE LENGTHY APPROVAL PROCESS AND UNCERTAINTY OF GOVERNMENT REGULATORY
  REQUIREMENTS MAY DELAY OR PREVENT US FROM COMMERCIALIZING PRODUCTS

    Clinical testing, manufacture, promotion and sale of our products are subject to extensive regulation by numerous governmental authorities in the United States, principally the FDA, and corresponding state and foreign regulatory agencies. This regulation may delay or prevent us from commercializing products. Noncompliance with applicable requirements can result in, among other things, fines, injunctions, seizure of products, total or partial suspension of product marketing, failure of the government to grant premarket approval, withdrawal of marketing approvals and criminal prosecution.

    The regulatory process for new therapeutic drug products, including the required preclinical studies and clinical testing, is lengthy and expensive. We may not receive necessary FDA clearances for any of our potential products in a timely manner, or at all. The length of the clinical trial process and the number of patients the FDA will require to be enrolled in the clinical trials in order to establish the safety and efficacy of our products is uncertain.

    Even if additional pivotal surrogate marker trials of REMUNE are successfully completed, the FDA may not approve REMUNE for commercial sale. We may encounter significant delays or excessive costs in our efforts to secure necessary approvals. Regulatory requirements are evolving and uncertain. Future United States or foreign legislative or administrative acts could also prevent or delay regulatory approval of our products. We may not be able to obtain the necessary approvals for clinical trials, manufacturing or marketing of any of our products under development. Even if commercial regulatory approvals are obtained, they may include significant limitations on the indicated uses for which a product may be marketed.

    In addition, a marketed product is subject to continual FDA review. Later discovery of previously unknown problems or failure to comply with the applicable regulatory requirements may result in restrictions on the marketing of a product or withdrawal of the product from the market, as well as possible civil or criminal sanctions.

    Among the other requirements for regulatory approval is the requirement that prospective manufacturers conform to the FDA's Good Manufacturing Practices ("GMP") requirements specifically for biological drugs, as well as for other drugs. In complying with the FDA's GMP requirements, manufacturers must continue to expend time, money and effort in production, recordkeeping and quality control to assure that the product meets applicable specifications and other requirements. Failure to comply with the FDA's GMP requirements subjects the manufacturer to possible FDA regulatory action. We or our contract manufacturers, if any, may not be able to maintain compliance with the FDA's GMP requirements on a continuing basis. Failure to maintain compliance could have a material adverse effect on us.

    The FDA has not designated expanded access protocols for REMUNE as "treatment" protocols. The FDA may not determine that REMUNE meets all of the FDA's criteria for use of an investigational drug for treatment use. Even if REMUNE is allowed for treatment use, third party payers may not provide reimbursement for the costs of treatment with REMUNE.

    The FDA may not consider REMUNE or any other of the Company's products under development to be an appropriate candidate for accelerated approval, expedited review or fast track designation.

    To market any drug products outside of the United States, we are also subject to numerous and varying foreign regulatory requirements, implemented by foreign health authorities, governing the design and conduct of human clinical trials and marketing approval. The approval procedure varies among countries and can involve additional testing, and the time required to obtain approval may differ from that required to obtain FDA approval. The foreign regulatory approval process includes all of the risks associated with obtaining FDA approval set forth above, and approval by the FDA does not ensure approval by the health authorities of any other country.

TECHNOLOGICAL CHANGE AND COMPETITION MAY RENDER OUR POTENTIAL PRODUCTS OBSOLETE

    The biotechnology industry continues to undergo rapid change and competition is intense and is expected to increase. Competitors may succeed in developing technologies and products that are more effective or affordable than any which are being developed by us or which would render our technology and products obsolete and noncompetitive. Many of our competitors have substantially greater experience, financial and technical resources and production, marketing and development capabilities than us. Accordingly, some of our competitors may succeed in obtaining regulatory approval for products more rapidly or effectively than us.

OUR LACK OF COMMERCIAL MANUFACTURING AND MARKETING EXPERIENCE MAY PREVENT US
  FROM SUCCESSFULLY COMMERCIALIZING PRODUCTS

    We have not manufactured our product candidates in commercial quantities. We may not successfully make the transition from manufacturing clinical trial quantities to commercial production quantities or be able to arrange for contract manufacturing and this could prevent us from commercializing products. Even if REMUNE is successfully developed and receives FDA approval, we have not demonstrated the capability to manufacture REMUNE in commercial quantities. Except for REMUNE, we have not demonstrated the ability to manufacture our treatments in large-scale clinical or commercial quantities.

    We have no experience in the sales, marketing and distribution of pharmaceutical products. Thus, our products may not be successfully commercialized even if they are developed and approved for commercialization.

    The manufacturing of our products involves a number of steps and requires compliance with stringent quality control specifications imposed by us and by the FDA. Moreover, our products can only be manufactured in a facility that has undergone a satisfactory inspection by the FDA. For these reasons, we would not be able quickly to replace our manufacturing capacity if we were unable to use our manufacturing facilities as a result of a fire, natural disaster (including an earthquake), equipment failure or other difficulty, or if such facilities are deemed not in compliance with the FDA's GMP requirements and the non-compliance could not be rapidly rectified. Our inability or reduced capacity to manufacture our products would prevent us from successfully commercializing products.

    We may enter into arrangements with contract manufacturing companies to expand our own production capacity in order to meet requirements for our products, or to attempt to improve manufacturing efficiency. If we choose to contract for manufacturing services and encounters delays or difficulties in establishing relationships with manufacturers to produce, package and distribute our finished products, clinical trials, market introduction and subsequent sales of the products would be delayed. Further, contract manufacturers must also operate in compliance with the FDA's GMP requirements; failure to do so could result in, among other things, the disruption of product supplies. Our potential dependence upon third parties for the manufacture of our products may adversely affect our profit margins and our ability to develop and deliver products on a timely and competitive basis.

ADVERSE DETERMINATIONS CONCERNING PRODUCT PRICING, REIMBURSEMENT AND RELATED
  MATTERS COULD PREVENT US FROM SUCCESSFULLY COMMERCIALIZING PRODUCTS

    Our ability to earn sufficient returns on our products will depend in part on the extent to which reimbursement for the costs of the products and related treatments will be available from government health administration authorities, private health coverage insurers, managed care organizations and other organizations. Failure to obtain appropriate reimbursement could prevent us from successfully commercializing products. Third party payors are increasingly challenging the price of medical products and services. If purchasers or users of our products are not able to obtain adequate reimbursement for the cost of using the products, they may forego or reduce their use. Significant uncertainty exists as to the reimbursement status of newly approved health care products, and whether adequate third party coverage will be available.

PRODUCT LIABILITY EXPOSURE MAY EXPOSE US TO SIGNIFICANT LIABILITY

    We face an inherent business risk of exposure to product liability and other claims in the event that the development or use of our technology or prospective products is alleged to have resulted in adverse effects. We may not avoid significant liability exposure. We may not have sufficient insurance coverage and we may not be able to obtain sufficient coverage, at a reasonable cost. An inability to obtain product liability insurance at acceptable cost or to otherwise protect against potential product liability claims could prevent or inhibit the commercialization of products developed by us. A product liability claim could hurt our financial performance.

HAZARDOUS MATERIALS/ENVIRONMENTAL MATTERS COULD EXPOSE US TO SIGNIFICANT COSTS

    Although we do not currently manufacture commercial quantities of our product candidates, we produce limited quantities of these products for our clinical trials. We may be required to incur significant costs to comply with current or future environmental laws and regulations. Our research and development processes involve the controlled storage, use and disposal of hazardous materials, biological hazardous materials and radioactive compounds. We are subject to federal, state and local laws and regulations governing the use, manufacture, storage, handling and disposal of these materials and some waste products. Although we believe that our safety procedures for handling and disposing of these materials comply with the standards prescribed by these laws and regulations, the risk of accidental contamination or injury from these materials cannot be completely eliminated. In the event of an accident, we could be held liable for any damages that result, and any liability could exceed our resources. Our operations, business or assets may be materially and adversely affected by current or future environmental laws or regulations.

SUBORDINATION OF COMMON STOCK TO PREFERRED STOCK COULD HURT COMMON STOCKHOLDERS

    Our common stock is expressly subordinate to our Series F Convertible Preferred Stock in the event of our liquidation, dissolution or winding up. If we were to cease operations and liquidate our assets, there may not be any remaining value available for distribution to the holders of common stock after providing for the Series F Convertible Preferred Stock liquidation preference.

VOLATILITY OF STOCK PRICE AND ABSENCE OF DIVIDENDS MAY HURT COMMON STOCKHOLDERS

    The market price of our common stock, like that of the common stock of many other biopharmaceutical companies, has been and is likely to be highly volatile. Factors such as:

    - the results of preclinical studies and clinical trials by us, our collaborators or our competitors,

    - other evidence of the safety or efficacy of our products or our competitors,

    - announcements of technological innovations or new products by us or our competitors,

    - governmental regulatory actions,

    - changes or announcements in reimbursement policies,

    - developments with our collaborators,

    - developments concerning patent or other proprietary rights of ours or our competitors (including litigation),

    - concern as to the safety of our products,

    - period-to-period fluctuations in our operating results,

    - changes in estimates of our performance by securities analysts,

    - market conditions for biopharmaceutical stocks in general, and

    - other factors not within our control

could have a significant adverse impact on the market price of our common stock. We have never paid cash dividends on our common stock and do not anticipate paying any cash dividends in the foreseeable future.

EFFECT OF ANTI-TAKEOVER PROVISIONS COULD ADVERSELY AFFECT OUR COMMON
  STOCKHOLDERS

    Our Certificate of Incorporation and Bylaws include provisions that could discourage potential takeover attempts and make attempts by stockholders to change management more difficult. The approval of 66-2/3 percent of our voting stock is required to approve certain transactions and to take certain stockholder actions, including the calling of special meetings of stockholders and the amendment of any of the anti-takeover provisions contained in our Certificate of Incorporation. Further, pursuant to the terms of our stockholder rights plan, we have distributed a dividend of one right for each outstanding share of common stock. These rights will cause substantial dilution to the ownership of a person or group that attempts to acquire us on terms not approved by the Board of Directors and may have the effect of deterring hostile takeover attempts.

                       ADDITIONAL OR UPDATED RISK FACTORS

    Prior to making an investment decision with respect to the common stock offered hereby, prospective investors should also carefully consider any specific factors set forth under a caption "risk factors" in the applicable prospectus supplement, together with all of the other information appearing in this prospectus or the prospectus supplement or incorporated by reference into this prospectus.

               SPECIAL NOTE REGARDING FORWARD-LOOKING INFORMATION

    When used in this prospectus, the words "intends to," "believes," "anticipates," "expects" and similar expressions are intended to identify forward-looking statements. These forward-looking statements are based largely on our expectations and are subject to a number of risks and uncertainties, some of which are beyond our control. For a discussion of some of these risks, see "Risk Factors." These forward-looking statements speak only as of the date of this prospectus. We expressly disclaim any obligation or undertaking to release publicly any updates or revisions to any forward-looking statement contained within this prospectus to reflect any change in our expectations with regard to those forward-looking statements or any change in events, conditions or circumstances on which any such statement is based.

                      WHERE YOU CAN FIND MORE INFORMATION

    We file annual, quarterly and special reports, proxy statements and other information with the SEC. This information can be (1) read and copied at the public reference facilities maintained by the SEC at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C., and at the SEC's Chicago Regional Office,
500 West Madison Street, Chicago, Illinois; and New York Regional Office,
7 World Trade Center, New York, New York and (2) accessed via a Web site maintained by the SEC (http://www.sec.gov). Copies of the material can also be obtained from the Public Reference Section of the SEC at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549 at prescribed rates. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms.

    This prospectus is a part of a registration statement we filed with the SEC. This prospectus does not contain all of the information set forth in the registration statement. For more information about us and our common stock, you should read the registration statement and its exhibits and schedules. Copies of the registration statement, including its exhibits may be obtained from the SEC's principal office in Washington, D.C. upon payment of the fees prescribed by the SEC, or may be examined without charge at the offices of the SEC.

    The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (File No. 0-18006):

        (a) Our Annual Report on Form 10-K for the year ended December 31, 1998;

        (b) Our Quarterly Report on Form 10-Q for the quarters ended March 31, 1999 and June 30, 1999;

        (c) Our Current Report on Form 8-K dated May 17, 1999;

        (d) Our Current Report on Form 8-K dated May 14, 1999;

        (e) The description of our common stock set forth in the registration statement on Form 8-A filed on March 30, 1990; and

        (f) The description of the Preferred Stock Purchase rights for Series E Participating Preferred Stock, par value $0.001, set forth in the registration statement on Form 8-A filed on March 4, 1992.

    Upon written or oral request, we will provide without charge to each person to whom a copy of this prospectus is delivered a copy of the documents incorporated by reference into this prospectus (other than exhibits to these documents unless the exhibits are specifically incorporated by reference into those documents). Requests should be submitted in writing or by telephone at
(760) 431-7080 to The Immune Response Corporation, at our principal executive offices, 5935 Darwin Court, Carlsbad, California 92008.

                                USE OF PROCEEDS

    Unless otherwise indicated in an accompanying prospectus supplement, the net proceeds to be received by us from the sale of the common stock will be used for general corporate purposes, including capital expenditures and to meet working capital needs. Pending these uses, we will invest the net proceeds in interest-bearing securities.

                           INCOME TAX CONSIDERATIONS

    Each prospective purchaser should consult his or her own tax advisor with respect to the income tax issues and consequences of holding and disposing of the common stock.

                              PLAN OF DISTRIBUTION

    We may offer the common stock:

    - directly to purchasers;

    - to or through underwriters;

    - through dealers, agents or institutional investors; or

    - through a combination of such methods.

    Regardless of the method used to sell the common stock, we will provide a prospectus supplement that will disclose:

    - the identity of any underwriters, dealers, agents or investors who purchase the common stock;

    - the material terms of the distribution, including the number of shares sold and the consideration paid;

    - the amount of any compensation, discounts or commissions to be received by the underwriters, dealers or agents;

    - the terms of any indemnification provisions, including indemnification from liabilities under the federal securities laws; and

    - the nature of any transaction by an underwriter, dealer or agent during the offering that is intended to stabilize or maintain the market price of our common stock.

                                 LEGAL MATTERS

    The validity of the issuance of the shares offered in this prospectus will be passed upon for us by Pillsbury Madison & Sutro LLP, San Francisco, California. A partner of Pillsbury Madison & Sutro LLP owns 15,000 shares of common stock and an option to acquire 20,000 shares of common stock.

                                    EXPERTS

    Our consolidated financial statements appearing in our Annual Report (Form 10-K) for the year ended December 31, 1998 have been audited by Arthur Andersen LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. The consolidated financial statements are incorporated herein by reference in reliance upon the authority of that firm as experts in accounting and auditing.

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    WE HAVE NOT AUTHORIZED ANY DEALER, SALESPERSON OR ANY OTHER PERSON TO GIVE
ANY INFORMATION OR TO REPRESENT ANYTHING NOT CONTAINED IN THIS PROSPECTUS. YOU MUST NOT RELY ON ANY UNAUTHORIZED INFORMATION. THIS PROSPECTUS DOES NOT OFFER TO SELL OR SEEK AN OFFER TO BUY ANY SHARES IN ANY JURISDICTION WHERE IT IS UNLAWFUL. THE INFORMATION CONTAINED IN THIS PROSPECTUS IS CORRECT ONLY AS OF THE DATE OF THIS PROSPECTUS, REGARDLESS OF THE TIME OF THE DELIVERY OF THIS PROSPECTUS OR ANY SALE OF THE SHARES.

                            ------------------------

                               TABLE OF CONTENTS

                                          PAGE
                                        --------
Risk Factors..........................      2

Additional or Updated Risk Factors....      7

Special Note Regarding Forward-Looking
  Information.........................      8

Where You Can Find More Information...      8

Use of Proceeds.......................      9

Income Tax Considerations.............      9

Plan of Distribution..................      9

Legal Matters.........................      9

Experts...............................      9

                                4,000,000 SHARES
                                  COMMON STOCK

                                   THE IMMUNE
                              RESPONSE CORPORATION

                             ---------------------

                                   PROSPECTUS

                             ---------------------

                                AUGUST 20, 1999
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